Exhibit 5.2

Peccole Professional Park 10080 West Alta Drive, Suite 200 Las Vegas, Nevada 89145 702.385.2500 fax 702.385.2086 hutchlegal.com

March 9, 2026

Sierra Pacific Power Company

6100 Neil Road

Reno, Nevada 89511

Ladies and Gentlemen:

We have acted as special Nevada counsel to Sierra Pacific Power Company, a Nevada corporation D/B/A NV Energy (the “Opinion Party”), in connection with the issuance by the Opinion Party of $600,000,000 aggregate principal amount of the Opinion Party’s 6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes, SPPC JSN Series 2026A, due 2056 (the “Securities”) in an underwritten public offering pursuant to an Underwriting Agreement dated March 5, 2026 among the Opinion Party and the several underwriters named therein (the “Underwriting Agreement”) and a prospectus dated March 14, 2025, as supplemented by a prospectus supplement dated March 5, 2026.

On March 14, 2025, the Opinion Party filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-285816) (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), for the registration of securities, including the Securities, under the Securities Act of 1933, as amended (the “Securities Act”), and the offer and sale thereof from time to time in accordance with Rule 415 of the rules and regulations of the Commission thereunder and for the qualification of the Indenture (as defined below) under the United States Trust Indenture Act of 1939, as amended.

The Securities will be issued pursuant to that certain Indenture, dated as of September 8, 2025 (the “Base Indenture”), as supplemented by that certain Second Supplemental Indenture, dated as of March 9, 2026 (the “Second Supplemental Indenture”, and the Base Indenture, as supplemented by the Second Supplemental Indenture, the “Indenture”) establishing the terms of the Securities, between the Opinion Party and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of: (i) the Indenture; (ii) the Opinion Party’s Restated Articles of Incorporation, dated November 1, 2006, as amended on January 28, 2019; (iii) the Opinion Party’s Amended and Restated By-Laws, dated December 27, 2017; (iv) the Unanimous Written Consent of the Opinion Party’s Board of Directors, dated March 12, 2025; (v) the Company Order of the Opinion Party, dated March 9, 2026 issued pursuant to Section 3.03 of the Indenture; (vi) the Officers’ Certificate of the Opinion Party dated March 9, 2026 issued pursuant to Sections 1.02 and 9.03 of the Indenture; (vii) the Certificate of Existence with Status in Good Standing with respect to the Opinion Party, dated March 6, 2026, issued by the Secretary of State of the State of Nevada; and (viii) the Underwriting Agreement. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other records of the Opinion Party and such agreements, certificates of public officials, certificates of officers or other representatives of the Opinion Party and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Opinion Party and others.

In rendering the opinions set forth below, we have also assumed that, at or prior to the time of issuance and delivery, the Securities have been registered by the paying agent and security registrar of such Securities and that the Securities have been issued in accordance with the terms of the Underwriting Agreement.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that:

1.       The Opinion Party is validly existing under the laws of its jurisdiction of incorporation and has all requisite power to execute, deliver, and perform its obligations under the Indenture and the certificates evidencing the Securities; and

2.       The Securities have been duly authorized by all necessary corporate or other action.

We disclaim any undertaking to advise you of any changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date of this opinion letter.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (excluding securities laws). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal or state securities laws related to the issuance and sale of the Securities.

We hereby consent to the filing of this opinion as an exhibit to the Opinion Party’s Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the prospectus supplement dated March 5, 2026. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ HUTCHISON & STEFFEN, PLLC

HUTCHISON & STEFFEN, PLLC

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